UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   COTE, PIERRE
   2555 CLOVIS AVE. SUITE E
   CLOVIS, CA 93612 USA
2. Date of Event Requiring Statement (Month/Day/Year)
   03/22/2002
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   JVWEB, INC. JVWW.OB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other CHAIRMAN OF THE BOARD
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security            |2. Amount of             |3. Ownership               |4. Nature of Indirect                      |
                                |   Securities            |   Form:                   |   Beneficial Ownership                    |
                                |   Beneficially          |   Direct(D) or            |                                           |
                                |   Owned                 |   Indirect(I)             |                                           |
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   Common Stock                      3,163,549                  D

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Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative        |2.Date Exer-        |3.Title and Amount         |4. Conver-    |5. Owner-       |6. Nature of       |
  Security                   |  cisable and       | of Underlying             |   sion or    |   ship         |   Indirect        |
                             |  Expiration        | Securities                |   exercise   |   Form of      |   Beneficial      |
                             |  Date(Month/       |---------------------------|   price of   |   Deriv-       |   Ownership       |
                             |  Day/Year)         |               |  Amount   |   deri-      |   ative        |                   |
                             | Date    | Expira-  |               |  or       |   vative     |   Security:    |                   |
                             | Exer-   | tion     |   Title       |  Number of|   Security   |   Direct(D) or |                   |
                             | cisable | Date     |               |  Shares   |              |   Indirect(I)  |                   |
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SIGNATURE OF REPORTING PERSON

Pierre Cote

DATE April 1, 2002